UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 29, 2011

PROPHASE LABS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-21617 (Commission File Number)	23-2577138 (I.R.S. Employer Identification No.)

621 N. Shady Retreat Road Doylestown, PA	18901
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 29, 2011, ProPhase Labs, Inc. (the “Company”) received a letter from The Nasdaq Stock Market (the “Nasdaq Notice”) notifying the Company that it no longer complies with Nasdaq Marketplace Rule 5450(a)(1) because for 30 consecutive trading days the bid price of the Company’s common stock closed below the $1.00 per share minimum required for listing.

The Nasdaq Notice also stated that, pursuant to Nasdaq Marketplace Rule 5810(c)(3)(A), the Company can regain compliance with Nasdaq Marketplace Rule 5450(a)(1) if at any time during the next 180 calendar day period, or before December 27, 2011, the closing bid price of the Company’s common stock is at least $1 for a minimum of 10 consecutive days.

If compliance with the minimum bid price rule cannot be demonstrated by December 27, 2011, Nasdaq will provide written notification to the Company that the Company’s common stock is subject to delisting. If the Company does not regain compliance within the 180 calendar day period, the Company can apply for a second compliance period under certain conditions.

The Company intends to actively monitor the bid price for its common stock between now and December 27, 2011, and will consider all available options to resolve the deficiency, including a reverse stock split, to regain compliance with the minimum bid price rule.

A copy of the press release issued by the Company on July 5, 2011, disclosing receipt of the Nasdaq Notice is included in this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.	Description

99.1	Press Release dated July 5, 2011

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProPhase Labs, Inc.

By:	/s/ Robert V. Cuddihy, Jr.
Robert V. Cuddihy, Jr. Chief Operating Officer & CFO

Date: July 5, 2011

EXHIBIT INDEX
No.	Description

99.1	Press Release dated July 5, 2011